Fidelity & Guaranty Life Reports Fiscal Third Quarter 2017 Results
DES MOINES, Iowa: August 2, 2017 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today announced financial results for the fiscal third quarter of 2017.

•	Reported net income was $32 million or $0.54 per diluted share for the third quarter

•	Adjusted operating income was $37 million or $0.63 per diluted share for the third quarter

•	Total annuity sales were $582 million; including fixed indexed annuity ("FIA") sales of $455 million

•	Total annuity and FIA year-to-date sales increased 2% and 7%, respectively, over prior year

•	Average assets under management increased to $20.2 billion, up 9% over prior year

•	On May 24, 2017, FGL and CF Corporation ("CF Corp.") entered into a definitive merger agreement pursuant to which CF Corp. will acquire FGL for $31.10 per share
Net income for the fiscal third quarter of 2017 ended on June 30, 2017(1) was $32 million or $0.54 per diluted common share. Adjusted operating income for the fiscal third quarter of 2017 was $37 million, or $0.63 per diluted share, compared to adjusted operating income of $48 million, or $0.82 per diluted share, in the prior year period.
The table below reconciles reported after-tax net income to adjusted operating income ("AOI").

(In millions)	Three months ended June 30,
	(Unaudited)
Reconciliation from Net Income to AOI(2):	2017	2016	Increase (decrease)
Net income	$32	$10	$22
Effect of investment losses (gains), net of offsets	4	5	(1)
Effect of change in FIA embedded derivative discount rate, net of offsets	(4)	28	(32)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	8	26	(18)
Tax impact of adjusting items	(3)	(21)	18
Adjusted operating income	$37	$48	$(11)
See footnotes at end of release.

The current quarter included net unfavorable items of $4 million or $0.07 per diluted share. The prior year quarter included net favorable items of $13 million or $0.22 per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter
- Higher expense related to merger transaction costs & legacy incentive compensation plans	($6) million
- Favorable actual to expected mortality within single premium immediate annuity ("SPIA") product line	$2 million
Prior Year Fiscal Quarter
- Net favorable adjustments related to lower deferred acquisition cost ("DAC") amortization, primarily due to equity market fluctuations	$7 million
- Favorable performance within the SPIA product line and other annuity reserve movements	$4 million
- Favorable net investment income from tender offers and bond prepayment income	$2 million

"We delivered another solid quarter and are very pleased with the year-over-year increases in net income, net investment income and assets under management,” said Chris Littlefield, President and CEO of FGL.  “Our FIA sales are up 7% year-to-date over the prior year and up 4% from last quarter, though are down 8% versus last year’s third quarter.  The uncertainty surrounding the

Department of Labor fiduciary rule is having some impact on FIA sales industry-wide and we expect additional disruption if the rule is fully implemented on January 1, 2018.  Our IUL and MYGA sales are lower compared to last year as we have prioritized higher profitability over volume.  We continue to maintain discipline in managing our spreads and are pleased that we have consistently achieved our targeted returns on new sales while growing our business.  Finally, the recently announced merger with CF Corp. and accompanying regulatory approval processes are progressing and, subject to approval of CF Corp.’s shareholders at their August 8th meeting, we expect to close the transaction in the fourth calendar quarter of 2017."

Summary Financial Results (Unaudited)

	Three months ended June 30,		Nine months ended June 30,
(In millions, except per share data)	2017	2016	2017	2016
Fixed indexed annuity sales (2)	$455	$495	$1,444	$1,350
Total annuity sales (2)	$582	$832	$1,962	$1,922
Average assets under management (2)	$20,569	$18,854	$20,153	$18,523
Net investment spread - FIA (2)	3.02%	3.07%	3.03%	2.98%
Net investment spread - All products (2)	2.54%	2.41%	2.41%	2.27%
Net income	$32	$10	$162	$67
Net income per diluted share	$0.54	$0.16	$2.77	$1.14
Adjusted operating income (“AOI”) (2)	$37	$48	$114	$122
AOI per diluted share (2)	$0.63	$0.82	$1.95	$2.08
Weighted average basic shares	58.3	58.3	58.3	58.3
Weighted average diluted shares	58.4	58.7	58.4	58.6
Total common shares outstanding	59.0	59.0	59.0	59.0
Book value per share	$35.82	$30.22	$35.82	$30.22
Book value per share, excluding AOCI (2)	$27.90	$25.05	$27.90	$25.05
See footnotes below.

Sales In Line With Expectations
Sales of our core FIA product were $455 million in the current period, a decrease of 8% over the prior year period. As expected, FIA sales levels were influenced from an overall industry decline in FIA sales over the past two quarters as carriers and independent marketing organizations ("IMO's") focused on the Department of Labor ("DOL") fiduciary rule implementation. On a sequential basis, FIA sales increased 4% as compared to the fiscal second quarter of 2017.  FIA sales levels in recent quarters reflect strong and productive partnerships with our IMO's, and our continued discipline to achieve new business profitability and capital targets. FIA sales were $1.4 billion on a year-to-date basis, an increase of 7% over the prior year period.
Sales of multi-year guarantee annuities ("MYGA") were $127 million in the current quarter as compared to $180 million in the same period last year. Total annuity sales were $582 million for the current quarter, a decrease of 30% over the prior year quarter. On a year-to-date basis, total annuity sales of $2.0 billion increased 2% over the prior year period.
Indexed universal life ("IUL") sales in the quarter were $9 million compared to $15 million last year. The decline in IUL sales reflects our focus on quality of new business and pricing discipline to achieve profitability and capital targets. On a year-to-date basis, IUL sales of $40 million increased 3% over the prior year period.

Investment Portfolio Performance
Overall, the investment portfolio is performing in line with expectations. Net investment income in the current period was $257 million, an increase of 9% compared to $236 million for the same period last year. This growth was right in line with the increase in average assets under management ("AAUM"), which were up $1.6 billion or 9% over the prior year from sales and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 5.01%, unchanged from the prior year quarter which benefited from tender offer and bond prepayment income. Asset purchases during the quarter were $1.2 billion at an average yield of 5.27% primarily reflecting purchases in investment grade corporate bonds, structured securities, and a modest allocation to private credit strategies with a focus on current income, which helped lift the overall new money rate. The average NAIC rating for the portfolio remains approximately 1.5.
Net investment spread across all product lines increased 13 basis points to 254 basis points, compared to fiscal third quarter 2016. Net investment spread in the current quarter for fixed indexed annuities was consistent with recent performance at 302 basis points.

Capital Management Trends

•	GAAP book value per share at June 30, 2017 was $35.82 on a reported basis; book value per share excluding accumulated other comprehensive income (“AOCI”) was $27.90, an increase of 11% year over year.

•
In July, FGL extended the maturity date of its existing unsecured revolving credit facility from August 26, 2017 to August 26, 2018. The remaining amount available under the revolving credit facility is $45 million.

•
As announced on July 27, 2017, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on August 28, 2017 to shareholders of record as of the close of business on August 14, 2017.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2017	September 30, 2016
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: June 30, 2017 - $19,845; September 30, 2016 - $18,521)	$20,766	$19,411
Equity securities, available-for-sale, at fair value (amortized cost: June 30, 2017 - $732; September 30, 2016 - $640)	774	683
Derivative investments	361	276
Commercial mortgage loans	550	595
Other invested assets	176	60
Total investments	22,627	21,025
Related party loans	71	71
Cash and cash equivalents	799	864
Accrued investment income	204	214
Reinsurance recoverable	3,390	3,464
Intangibles, net	1,097	1,026
Deferred tax assets, net	—	—
Other assets	214	371
Total assets	$28,402	$27,035

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$20,342	$19,251
Future policy benefits	3,423	3,467
Funds withheld for reinsurance liabilities	1,106	1,172
Liability for policy and contract claims	57	55
Debt	300	300
Revolving credit facility	105	100
Deferred tax liability, net	11	10
Other liabilities	945	746
Total liabilities	26,289	25,101

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at June 30, 2017 and September 30, 2016)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,993,219 issued and outstanding at June 30, 2017; 58,956,127 shares issued and outstanding at September 30, 2016)	1	1
Additional paid-in capital	716	714
Retained earnings	942	792
Accumulated other comprehensive income	467	439
Treasury stock, at cost (568,847 shares at June 30, 2017; 537,613 shares at September 30, 2016)	(13)	(12)
Total shareholders' equity	2,113	1,934
Total liabilities and shareholders' equity	$28,402	$27,035

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Nine months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$12	$21	$26	$52
Net investment income	257	236	744	685
Net investment gains (losses)	67	(28)	199	(7)
Insurance and investment product fees and other	44	32	126	93
Total revenues	380	261	1,095	823
Benefits and expenses:
Benefits and other changes in policy reserves	235	216	523	585
Acquisition and operating expenses, net of deferrals	40	28	101	83
Amortization of intangibles	51	(4)	207	34
Total benefits and expenses	326	240	831	702
Operating income	54	21	264	121
Interest expense	(6)	(5)	(18)	(17)
Income before income taxes	48	16	246	104
Income tax expense	(16)	(6)	(84)	(37)
Net income	$32	$10	$162	$67

Net income per common share:

Basic	$0.54	$0.16	$2.78	$1.14
Diluted	$0.54	$0.16	$2.77	$1.14
Weighted average common shares used in computing net income per common share:
Basic	58.3	58.3	58.3	58.3
Diluted	58.4	58.7	58.4	58.6

Cash dividend per common share	$0.065	$0.065	$0.195	$0.195

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	June 30, 2017	September 30, 2016
Reconciliation to total shareholder's equity:
Total shareholder's equity	$2,113	$1,934
Less: AOCI	467	439
Total shareholder's equity excluding AOCI	$1,646	$1,495

Total shares outstanding	59.0	59.0
Weighted average shares outstanding - basic	58.3	58.3
Weighted average shares outstanding - diluted	58.4	58.6

Book value per share	$35.82	$32.80
Book value per share, excluding AOCI(2)	$27.90	$25.36

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

Agreement and Plan of Merger with CF Corp.
On May 24, 2017, FGL and CF Corp. entered into a definitive merger agreement (the "Merger Agreement") pursuant to which CF Corp. will acquire all outstanding shares of FGL (the "Merger") for $31.10 per share in cash, without interest, plus the assumption of $405 million of existing debt. The joint press release can be found on FGL's investor relations website at www.fglife.com.
The transaction is expected to close in the calendar fourth quarter of 2017. The Merger is subject to closing conditions, including the approval of the shareholders of CF Corp., the receipt of regulatory approvals from the Iowa Insurance Division, the New York Department of Financial Services, and the Vermont Department of Financial Regulation, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On June 16, 2017, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, and (iii) the effect of change in fair value of the reinsurance related embedded derivative. All adjustments to AOI are net of the corresponding value of business acquired ("VOBA") and DAC impact. The income tax impact related to these adjustments is measured using an effective tax rate of 35%, as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives, (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.

Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Earnings Release
In light of the announced merger with CF Corp., FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including as to FGL's evaluation of strategic alternatives and regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; possible risks and uncertainties arising from FGL's evaluation of strategic alternatives; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2016, and its Form 10-Q for the quarter ended March 31, 2017, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life